UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2017

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Duos Technologies Group, Inc.

(Exact name of registrant as specified in its charter)

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Florida	000-55497	65-0493217
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216

(Address of Principal Executive Office) (Zip Code)

(904) 652-1601

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 19, 2017, Mr. Joseph Glodek informed the Board of Directors ("Board") of Duos Technologies Group Inc. ("Company") that he was resigning from the Board, effective immediately. Mr. Glodek indicated that his resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01 Other Items

As previously reported, on May 12, 2016, in Broward County, Florida, the holder of two convertible notes in the amount of $50,000 and $46,975 respectively sued the Company alleging that the Company was in default for not making scheduled principal and interest payment and failing to convert a portion of two convertible notes (the “Notes”) issued in favor of Greentree Financial Group, Inc. On May 23, 2016, the Company filed a lawsuit in Broward County, Florida against Greentree alleging, amongst other things, that the officers and directors of Greentree failed to disclose certain material facts. If the Company had been made aware of the omitted facts, it would not have agreed to a conversion feature with the defendent. On January 23, 2017, the Company executed a settlement agreement (“Settlement Agreement”) with Greentree resolving all pending lawsuits concerning the Notes.  Pursuant to the Settlement Agreement, the Company shall pay Greentree $150,000 in cash within 45 days of execution thereof and resolves all outstanding obligations related to the Notes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

17.1	Letter of Resignation of Mr. Glodek, dated January 19, 2017*

*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUOS TECHNOLOGIES GROUP, INC.

Dated: January 24, 2017	By:	/s/ Adrian Goldfarb
Adrian Goldfarb Chief Financial Officer